UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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ADVANCIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 21, 2007
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING PROPOSAL 1. ELECTION OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010
DIRECTOR COMPENSATION TABLE
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT AND NON-AUDIT FEES
AUDIT COMMITTEE REPORT
PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED ADVANCIS PHARMACEUTICAL CORPORATION STOCK INCENTIVE PLAN
MANAGEMENT AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FORM 10-K
STOCKHOLDER PROPOSALS
STOCKHOLDERS SHARING THE SAME ADDRESS
OTHER BUSINESS
AMENDED AND RESTATED ADVANCIS PHARMACEUTICAL CORPORATION STOCK INCENTIVE PLAN

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 21, 2007

To the Stockholders of Advancis Pharmaceutical Corporation:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Advancis Pharmaceutical Corporation, a Delaware corporation (the “Company”), will be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on May 21, 2007 at 3:00 pm, local time, for the following purposes:

1. To elect three directors for a three-year term ending 2010.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

3. To approve the proposed Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan.

4. To conduct such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors of the Company has fixed the close of business on March 26, 2007 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. You may also transmit your proxy by use of any touch-tone telephone or electronically via a secure Internet web site, as described on the accompanying form of proxy. Please note that in order to record your vote, you must either return the accompanying form of proxy or transmit your voting instructions telephonically or via the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2006.

By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer

Germantown, Maryland
April 27, 2007

ADVANCIS PHARMACEUTICAL CORPORATION
20425 Seneca Meadows Parkway
Germantown, Maryland 20876

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of Advancis Pharmaceutical Corporation, a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on May 21, 2007 at 3:00 pm, local time, and at any adjournment or postponement thereof.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about April 27, 2007.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by submitting a new, proper proxy by telephone, internet or paper ballot to the Company bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of March 26, 2007 in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

Only stockholders of record at the close of business on March 26, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. As of the Record Date, there were 36,401,854 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. Each of our stockholders will be entitled to one vote for each share of our Common Stock registered in his or her name on the Record Date. A majority of all shares of Common Stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that an insufficient number of shares are represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.

ELECTION OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

R. Gordon Douglas, M.D. and Harold R. Werner have a term of office expiring at the 2007 Annual Meeting, and at such time as their successors shall be elected and qualified. Each of these directors has been nominated for re-election for a three-year term expiring at the annual meeting of stockholders in 2010 and until their successors shall be elected and qualified.

Martin A. Vogelbaum was appointed in 2007 to fill a vacancy on the Board of Directors and has been nominated for election for a three-year term expiring at the annual meeting of stockholders in 2010 and until his successor shall be elected and qualified.

The persons named in the enclosed proxy intend to vote properly submitted proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any of the nominees named herein will be unable or unwilling to serve.

Information Concerning Director Nominees

The persons nominated as our directors (each of whom are currently our directors), their respective ages, the year in which each first became our director and their principal occupations or employment during the past five years are as follows:

			Positions with
Name	Age	Director Since	the Company

R. Gordon Douglas, M.D.	72	1999	Director
Martin A. Vogelbaum	43	2007	Director
Harold R. Werner	58	1999	Director

R. Gordon Douglas, M.D. has been a director since our inception and was appointed to be our Chairman in February 2006. Dr. Douglas currently serves as consultant to the Vaccine Research Center at the National Institute of Health. Dr. Douglas was president, Merck Vaccines, responsible for the research, development, manufacturing and marketing of Merck Vaccines’ vaccine products, from 1989 until 1999. From 1982 to 1990, he was a professor of medicine and Chairman, Department of Medicine, Cornell University Medical College and physician-in-chief, the New York Hospital. He also served as head of the infectious disease unit at the University of Rochester School of Medicine. Dr. Douglas serves on the Board of Directors of Elusys Therapeutics, Inc., Iomai Corporation, the Aeras Global TB Vaccine Foundation (Chairman), VaxInnate, Inc. and Vical Incorporated (Chairman). Dr. Douglas is a graduate of Princeton University and Cornell University Medical College.

Martin A. Vogelbaum was appointed a director in April 2007. Mr. Vogelbaum is a partner with Rho Ventures. Prior to joining Rho, he spent five years as a general partner of Apple Tree Partners, a life sciences venture capital firm. Previously, he was a general partner of Oxford Bioscience Partners, which he joined in 1993. Mr. Vogelbaum currently serves on the Board of Directors of several privately-held companies, including as Chairman of Gloucester Pharmaceuticals, and previously served as a member of the Board of Directors of Nuvelo, Inc., a publicly traded biopharmaceutical company. Mr. Vogelbaum received an A.B. in biology and history from Columbia University.

Harold R. Werner has been a director since our inception. Mr. Werner is a co-founder of HealthCare Ventures, a venture capital fund specializing in the health care industry. Mr Werner has served as a director of over 30 public and private companies. Prior to the formation of HealthCare Ventures in 1985, Mr. Werner was Director of New Ventures for Johnson & Johnson Development Corporation. Before joining Johnson & Johnson in 1980, Mr. Werner was senior vice president of Robert S. First, Inc. and was responsible for managing its European and, later, U.S. health care management consulting business. Mr. Werner currently serves on the Board of Directors of TetraLogic Pharmaceuticals, Inc., DecImmune, Inc. and GenVec, Inc. Mr. Werner received his B.S. and M.S. degrees from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration.

The Board of Directors recommends a vote FOR election of each of the named director nominees.

Information Regarding the Board of Directors and Certain Committees

The Board of Directors held 11 meetings during 2006. Each director attended more than 75% of the meetings of the Board of Directors and meetings of those committees of the Board of Directors on which such director served during 2006. It is the Company’s policy to have each director attend, either in person or by telephone the Annual Meeting and all future meetings of stockholders. Dr. Rudnic represented the Board at our 2006 Annual Meeting.

The Board of Directors has determined that each member of the Board of Directors who will continue to be a member following the Annual Meeting, other than Dr. Rudnic, is independent in accordance with applicable rules of the Nasdaq Global Market. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The Board of Directors has adopted a charter for each of these committees, copies of which are available on the Company’s website at www.advancispharm.com.

Audit Committee

The Audit Committee consists of Richard W. Dugan and Drs. Wayne T. Hockmeyer and R. Gordon Douglas. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of the Nasdaq Global Market and the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Dugan is the “audit committee financial expert” as that term is defined under the Securities Exchange Act of 1934. The Audit Committee held 12 meetings during 2006. The Audit Committee is authorized to:

•	appoint the independent registered public accounting firm to conduct the annual audits of the Company’s financial statements and of its internal control over financial reporting;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent registered public accounting firm audit and permitted non-audit services rendered;

•	approve the fees to be paid;

•	review accounting and financial controls with the independent registered public accounting firm and the Company’s financial and accounting staff;

•	review and approve related party transactions;

•	recognize and prevent prohibited non-audit services by the Company’s independent registered public accounting firm;

•	establish procedures for complaints received by the Company regarding accounting matters; and

•	oversee internal audit functions.

Compensation Committee

The Compensation Committee consists of Drs. Hockmeyer and Douglas. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of the Nasdaq Global Market. The Compensation Committee held three meetings during 2006. The Compensation Committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for the president and chief executive officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve the Company’s financial goals; and

•	administer the Company’s stock incentive plan.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Dr. Hockmeyer and Mr. Werner. The Board of Directors has determined that Dr. Hockmeyer and Mr. Werner are independent in accordance with applicable rules of the Nasdaq Global Market. The Nominating and Governance Committee did not meet during 2006. The Nominating and Governance Committee is authorized to:

•	identify and nominate members of the Board of Directors and consider nominations by stockholders;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

•	oversee the evaluation of the Board of Directors and management.

Executive Committee

The Executive Committee consists of Drs. Edward M. Rudnic, James H. Cavanaugh, R. Gordon Douglas and Wayne T. Hockmeyer. Subject to applicable law, the Executive Committee is authorized to exercise all power and authority of the Board of Directors in the oversight of the management of the Company’s business and affairs. The Executive Committee held four meetings during 2006.

Nominations Process

The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In identifying candidates for membership on the Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the Board of Directors must represent the interests of the stockholders of the Company.

The Nominating and Governance Committee also reviews and determines whether existing members of the Board of Directors should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors and changes in the needs of the Board. The independent directors have nominated for re-election R. Gordon Douglas, M.D. and Harold R. Werner and for election Martin A. Vogelbaum with a term of office expiring at the 2010 Annual Meeting.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. The Nominating and Governance Committee considers stockholder recommendations for candidates for the Board of Directors that are properly submitted in accordance with the Company’s by-laws. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards described above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Any stockholder wishing to have a candidate considered by the Nominating and Governance Committee should submit the following written information to our Corporate Secretary:

•	the name and the contact information of, and the number of shares of Advancis common stock held by, the person submitting the candidate;

•	the name and contact information of the candidate;

•	a resume of the candidate’s educational and professional experience and list of references;

•	a statement setting forth any relationship between the candidate and any customer, supplier, competitor, employee or director of the Company or between the candidate and the stockholder proposing the candidate; and

•	a signed consent of the candidate to background and reference checks as part of the evaluation process, to being named in a proxy statement (if determined advisable by the Nominating and Governance Committee) and to serving on the Board of Directors if nominated and elected.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors should do so in writing, addressed to Advancis Pharmaceutical Corporation, c/o Nominating and Governance Committee Chairperson, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876. These communications will not be screened by management prior to receipt by the Nominating and Governance Committee Chairperson.

Corporate Governance Guidelines

In connection with the Company’s initial public offering in 2003, the Board of Directors adopted a set of corporate governance guidelines. The Company regularly monitors its corporate governance guidelines in order to comply with rules adopted by the Securities and Exchange Commission and the Nasdaq Global Market and industry practice. A copy of the Company’s corporate governance guidelines is available on the Company’s website at www.advancispharm.com.

Code of Ethics and Business Conduct

The Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the Company’s website at www.advancispharm.com. The Company requires all directors, officers and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in the Company’s best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

The Board of Directors has also adopted a written code of ethics applicable to the chief executive officer and senior financial officers, a copy of which is available on the Company’s website at www.advancispharm.com. The Company requires its chief executive officer and senior financial officers to resolve ethically any actual or apparent conflicts of interest and to comply with all generally accepted accounting principles, laws and regulations designed to produce full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with the Securities and Exchange Commission.

Compensation of Directors

The Company currently pays each of its non-employee directors an annual fee of $20,000 for serving on its Board of Directors. In addition, the Company currently pays these directors $2,500 for each meeting of the Board attended in person, and $1,500 for each meeting of the Board attended telephonically and for each meeting of a committee of the Board attended. At such times as the Company has a non-employee Chairman of the Board, the Company will pay such individual an additional $10,000 annual fee. Each non-employee chairman of a Board committee is paid an additional

$2,000 annual fee, except that the additional annual fee for the chairman of the Audit Committee is $4,000. The Company also reimburses its non-employee directors for reasonable expenses incurred to attend Board and committee meetings, as well as business meetings and functions attended on the Company’s behalf. Directors who are also employees of the Company do not receive any additional compensation for their services as our directors.

In addition, the Company’s stock incentive plan provides for the automatic grant of an option to purchase 20,000 shares of common stock to each of its non-employee directors, or an option to purchase 30,000 shares of common stock to the Chairman of the board of directors if he or she is a non-employee director, on the date of each annual meeting of stockholders, provided the director continues to serve as a director following the meeting. Each annual stock option vests and becomes exercisable in equal monthly installments over a period of one year from the date of grant, except that in the event of a change of control the option will accelerate and become immediately exercisable. The plan also provides for the automatic grant of an option to purchase 30,000 shares of common stock to each non-employee director who is first elected or appointed as a director after September 2, 2003. The initial option vests and becomes exercisable in equal monthly installments over a period of four years from the date of grant, except that in the event of a change of control the option will accelerate and become immediately exercisable. All of these options have an exercise price equal to the fair market value of our common stock on the date of the grant.

DIRECTOR COMPENSATION TABLE

The following table shows the compensation earned by each individual who served as a director at any time during the year ended December 31, 2006:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)(2)

James H. Cavanaugh, Ph.D.	$47,000	$62,348	$109,348
R. Gordon Douglas, M.D.	80,000	80,767	160,767
Richard W. Dugan	63,500	61,928	125,428
Wayne T. Hockmeyer, Ph.D.	72,000	62,348	134,348
Edward M. Rudnic, Ph.D.(3)	—	—	—
Harold R. Werner	41,500	62,348	103,848

(1)	Amount reflects the compensation cost for the year ended December 31, 2006 for financial reporting purposes of each director’s options, calculated in accordance with SFAS 123R using a Black-Scholes valuation model and includes amounts from awards granted in and prior to 2006. See the Company’s Annual Report on Form 10-K for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of our equity awards. As of December 31, 2006 each non-employee director has the following member of stock options outstanding: Dr. Cavanaugh, 40,000; Dr. Douglas, 105,517; Mr. Dugan, 90,053; Dr. Hockmeyer, 87,321; Mr. Werner, 40,000. The grant date fair value of stock options granted in 2006 for each non-employee director was: Drs. Cavanaugh and Hockmeyer and Messrs. Dugan and Werner $38,600; Dr. Douglas $57,900.

(2)	Directors were not compensated with stock awards or other compensation.

(3)	See the Summary Compensation Table for Dr. Rudnic who serves as President and Chief Executive Officer of the Company.

Voting

Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote. Shares will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted FOR the election of the named director nominees.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions from stockholders. PricewaterhouseCoopers LLP currently serves as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

Voting

The affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote is necessary for ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

AUDIT AND NON-AUDIT FEES

Audit Fees

The fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for 2006 and 2005, the audits as of December 31, 2006 and 2005 as to the effectiveness of internal controls over financial reporting and of management’s assessment of the effectiveness of internal controls over financial reporting, the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for 2006 and 2005 and assistance with the Company’s other SEC filings during 2006 and 2005 were $518,700 in 2006 and $394,600 in 2005.

Audit-Related Fees

Audit-related fees include professional services for accounting and SEC consultations and assistance with other transactions that are reasonably related to the audit of the Company’s annual financial statements.

PricewaterhouseCoopers LLP billed the Company $5,500 in 2005 for audit-related fees. There were no similar billings in 2006.

Tax Fees

In 2006, PricewaterhouseCoopers LLP billed the Company $7,200 for professional services rendered for tax compliance in connection with review of the Company’s federal income tax return and certain state returns. There were no similar billings in 2005.

All Other Fees

PricewaterhouseCoopers LLP billed the Company an aggregate of $3,000 for all other services in 2006. This amount represents the cost of the Company’s subscription to an on-line library of authoritative accounting, auditing and financial reporting guidance and literature. There were no similar billings in 2005.

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing the Company’s use of PricewaterhouseCoopers LLP for non-audit services. Under the policy, management may use PricewaterhouseCoopers LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. During 2006 and 2005, all non-audit services were pre-approved in accordance with this policy.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, which is formally reviewed annually and revised as appropriate, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Mr. Dugan and Drs. Hockmeyer and Douglas. Each year, the Audit Committee selects, subject to stockholder ratification, the Company’s independent auditors.

Management is responsible for the Company’s financial statements and the financial reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of PricewaterhouseCoopers’ judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to the Company’s financial reporting. At regularly scheduled and special meetings during 2006, the Audit Committee also reviewed and discussed with both management and PricewaterhouseCoopers LLP their reports and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act of 2002.

PricewaterhouseCoopers LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

Audit Committee

Richard W. Dugan, Chairman
R. Gordon Douglas, M.D.
Wayne T. Hockmeyer, Ph.D.

PROPOSAL 3.

APPROVAL OF THE AMENDED AND RESTATED ADVANCIS PHARMACEUTICAL
CORPORATION STOCK INCENTIVE PLAN

Our Board of Directors proposes that you approve the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan. We believe that our ability to award incentive compensation based on equity in the Company is critical to our continued success in attracting, motivating and retaining key personnel and remaining competitive. The amended and restated plan increases the number of shares available for issuance pursuant to awards granted under the plan by 1,500,000 shares.

The following is a fair and complete summary of the plan as proposed to be amended and restated. This summary is qualified in its entirety by reference to the full text of the plan, which is annexed to this Proxy Statement as Appendix A.

General

Shares Available under the Plan.  The number of shares of Common Stock currently reserved for issuance under the plan is 7,848,182, shares. We now propose to add 1,500,000 shares to the number of shares reserved for issuance under the plan. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased at or below cost by us or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will thereafter be available for further awards under the plan. As of March 26, 2007, the fair market value of a share of Common Stock, determined by the last reported sale price per share of Common Stock on such date as quoted on the Nasdaq National Market, was $2.44.

Administration.  The plan is administered by the Board of Directors or the Compensation Committee of our Board of Directors, but may be administered by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) except for automatic grants to non-employee directors, determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend, renew or reprice outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of a stock dividend, stock split or reverse stock split affecting the Common Stock, (1) the maximum number of shares as to which we may grant awards under the plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, (2) the number of shares subject to automatic director grants, and (3) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the Board of Directors determines that no such adjustment will be made.

Except as provided above, in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation business combination or exchange of shares and the like, the administrator, in its discretion and without the consent of the holders of the awards, will make (1) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan (in the aggregate and with respect to any individual during any one fiscal year of the Company), and to the number, kind and price of shares covered by outstanding awards, and (2) any adjustments in outstanding awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to awards as the administrator determines in its discretion to be necessary or appropriate.

Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan and outstanding awards.

Participation.  Participation in the plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. In addition, the administrator may also grant awards to individuals in connection with hiring, retention, or otherwise prior to the date the individual first performs services for the Company or an affiliate, provided that such awards will not become vested or exercisable before the date the individual first begins working. As of March 26, 2007, all five current non-employee directors, and approximately 151 employees, sales representatives and consultants are eligible to participate in the plan.

Type of Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards, other than automatic option grants to non-employee directors, which are described below. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Stock Options.  The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of Common Stock, by a combination of cash and shares, or by any other means the administrator approves.

Option Grants to Non-Employee Directors.  Automatic option grants will be made under the plan to non-employee directors as follows: (1) each person who first becomes a non-employee director after September 2, 2003 will be granted an option to purchase 30,000 shares of Common Stock on the date on which he or she is initially elected or appointed to the Board, and such option will vest in 36 equal, monthly installments, in arrears, beginning immediately following the grant date, and (2) each non-employee director will be granted an additional option to purchase 20,000 shares of Common Stock, or an option to purchase 30,000 shares of common stock to the chairman of the board of directors if he or she is a non-employee director, on the date of each annual general stockholders’ meeting at which members of the Board are elected or re-elected, provided however, that he or she continues to serve as a non-employee director immediately following the meeting. Such option will vest in 12 equal, monthly installments, in arrears, beginning immediately following the grant date.

The exercise price per share for each such option will be the Common Stock’s fair market value on the date of grant of the option. None of these options will become vested with respect to any shares of Common Stock after the date on which the non-employee director ceases to serve as a member of the Board. The options may be exercised from time to time, in whole or in part, prior to the earlier of (1) 180 days after a grantee ceases to serve as a Director (one year if the grantee ceases to serve because of his or her death or permanent and total disability) or (2) the tenth anniversary of the date of grant. In the event of a change in control of the Company, any outstanding options that were granted pursuant to these provisions prior to the date of such change in control will be 100% vested and exercisable on the date of, and immediately before, such change in control.

The options may be exercised only by notice to the Company at its principal executive office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned that are “mature” shares under Generally Accepted Accounting Principles of the United States and having a fair market value equal in amount to the exercise price of the option being exercised, or a combination thereof.

Stock Appreciation Rights.  The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of Common Stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.

Stock and Phantom Stock Awards.  The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of Common Stock, or in a combination of both.

Performance-Based Stock Awards.  The administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), to preserve the tax-deductibility of such awards. The grant of, or lapse of restrictions with respect to, performance-based stock awards will be based upon one or more performance measures and objective performance targets to be attained relative to those performance measures, all as determined by the administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. “Performance measures” means criteria established by the administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.

Performance Awards.  In addition to “qualified performance-based stock awards,” the plan allows the administrator to grant performance awards which become payable in cash, in shares of Common Stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards.  The plan allows the administrator to grant stock-based awards which may be denominated in cash, Common Stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into Common Stock, or any combination of the foregoing. These awards may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock, other securities and cash.

Awards Under the Plan

Because participation and the types of awards available for grant under the plan, other than the automatic grants to non-employee directors as described above, are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the amended and restated plan is approved are not currently determinable. As a group, we expect that non-employee directors will receive, in the current fiscal year, 140,000 options to purchase shares of Common Stock, assuming that the Company will have six non-employee directors on its Board of Directors from the Annual Meeting through the end of the current fiscal year.

The following New Plan Benefits table contains the number of awards made under the plan to the individuals and groups listed below during our last fiscal year and from the date of the plan’s inception through March 26, 2007.

New Plan Benefits Table

	Number of Shares Underlying
	Option Grant
	Last Fiscal
Name and Position	Year	Inception

Edward M. Rudnic, Ph.D.	100,000	1,507,349
President, Chief Executive Officer and Director
Robert C. Low	75,000	242,321
Vice President, Finance, Chief Financial Officer and Treasurer
Beth A. Burnside Ph.D.	50,000	321,961
Vice President, Pharmaceutical Research
Donald J. Treacy, Jr., Ph.D.	50,000	348,816
Vice President, Analysis & Pharmaceutical Quality
Sandra E. Wassink	50,000	383,870
Vice President, Pharmaceutical Development Operations
Executive Group(1)	325,000	2,804,317
Non-Executive Director Group(2)	110,000	516,433
Non-Executive Officer Employee Group(3)	887,870	5,795,869

(1)	Named executive officers as a group.

(2)	All current non-employee directors as a group.

(3)	All employees sales representatives, and consultants as a group, including all current officers who are not named executive officers.

Amendment and Termination

Our Board of Directors may terminate, amend or modify the plan or any portion thereof at any time.

Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

Incentive Stock Options.  Incentive stock options under the plan are intended to meet the requirements of section 422 of the Internal Revenue Code. An employee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise. The option exercise, however, may be subject to alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, however, the option holder will recognize ordinary income at the time of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the purchase price, or (2) the excess of the amount realized over the adjusted tax basis of the shares. Any gain or loss recognized on such premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such premature disposition may apply if the option holder is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the option holder.

Nonqualified Stock Options.  A grantee does not recognize any taxable income at the time the grantee is granted a nonqualified stock option. Upon exercise, the option holder recognizes taxable ordinary income generally equal to the excess of the fair market value of the shares at exercise over the purchase price. Any gain or loss recognized upon disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Any ordinary income recognized by the option holder due to option exercise is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the option holder.

Disallowance of Deductions.  The Internal Revenue Code disallows deductions by publicly held corporations for compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan that limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders.

The Board of Directors recommends a vote FOR approval of
the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan.

MANAGEMENT AND DIRECTORS

The Company’s executive officers, certain key employees and directors are as follows:

		Positions with
Name	Age	the Company

Edward M. Rudnic, Ph.D.	51	President, Chief Executive Officer and Director
Robert C. Low	52	Vice President, Finance, Chief Financial Officer, and Treasurer
Robert W. Bannon	42	Vice President, Investor Relations and Corporate Communications
James Bruno	42	Vice President, Pharmaceutical Sales
Darren W. Buchwald	37	Vice President, Commercial Development, Sales and Marketing
Beth A. Burnside, Ph.D.	46	Vice President, Pharmaceutical Research
Susan P. Clausen, Ph.D.	42	Vice President, Clinical Research
Donald J. Treacy, Ph.D.	37	Vice President, Analysis and Pharmaceutical Quality
Sandra E. Wassink	49	Vice President, Pharmaceutical Development Operations
R. Gordon Douglas, M.D.	72	Chairman*
James H. Cavanaugh, Ph.D.	70	Director
Richard W. Dugan	65	Director
Wayne T. Hockmeyer, Ph.D.	62	Director
Martin A. Vogelbaum	43	Director*
Harold R. Werner	58	Director*

*	Nominated for election or re-election at the Annual Meeting.

Set forth below is certain information regarding the positions and business experience of each executive officer, key employee and director of the Company listed above (other than the director nominees, the biographies of which are set forth above under Proposal No. 1).

Edward M. Rudnic, Ph.D. founded Advancis Pharmaceutical Corporation and has been our president, chief executive officer and a director since our inception. Dr. Rudnic served as chairman of the Board of Directors from May 2004 until February 2006. Dr. Rudnic has over 25 years of industry experience in the development and commercialization of a wide range of pharmaceutical products. From 1997 to 1999, Dr. Rudnic directed the research and development activities in the U.S. for Shire Pharmaceuticals. Shire acquired Pharmavene, Inc. in 1997, a start-up company focused on the design and commercialization of drug delivery systems, where Dr. Rudnic was senior vice president for development and technical operations from 1996 to 1997 and vice president, pharmaceutical research and development from 1991 to 1996. From 1990 to 1991, he was an independent consultant. From 1985 to 1990, he held positions of increasing responsibility as a director of formulation development and head of pharmaceutical process development at Schering-Plough Corporation. Dr. Rudnic was a research investigator at E.R. Squibb and Sons, developing oral controlled- release dosage forms and novel drug delivery concepts, from 1982 to 1985. Dr. Rudnic has a B.S. in pharmacy, M.S. in pharmaceutics and a Ph.D. in pharmaceutical sciences from the University of Rhode Island. Dr. Rudnic is a registered pharmacist. He holds adjunct professorships at the University of Rhode Island and the University of Maryland. Dr. Rudnic was originally elected to our Board of Directors pursuant to a stockholders’ agreement between us and holders of our preferred stock. Dr. Rudnic’s term as a director will expire at the 2009 Annual Meeting of Stockholders.

Robert C. Low, CPA, has served as our Vice President, Finance, Chief Financial Officer and Treasurer since October 2006. Mr. Low joined us in August 2003 and previously served as Controller and Acting Chief Financial Officer. Before joining us, he was senior vice president and corporate controller of American Medical Laboratories, Inc., prior to its acquisition by Quest Diagnostics Incorporated. Mr. Low was Chief Financial Officer of M.W.

Kellogg Limited, a joint-venture engineering company in London, England, for four years, and has additional senior financial management experience at Stone & Webster Engineering Corporation, Dresser Industries, Inc., Kellogg Oil & Gas Services Limited and The M.W. Kellogg Company. Mr. Low began his career as an auditor at Arthur Andersen & Co., where he spent approximately nine years in public accounting. He received his M.B.A. in Finance from the University of Houston and B.A. in Economics from the University of Pennsylvania. In addition, he attended the University of Houston Law Center, where he was elected to the Houston Law Review.  Mr. Low is a Certified Public Accountant.

Robert W. Bannon, CFA has served as our Vice President, Investor Relations and Corporate Communications since October 2006. Mr. Bannon joined us in October 2003 as Director, Investor Relations and was promoted to senior director in November 2004. Mr. Bannon has more than 20 years of financial and investment industry experience. From 2001 to 2003, Mr. Bannon established and managed his own consulting firm, providing investor relations and financial analysis services for publicly-traded companies in several high technology industries. From 2000 to 2001, Mr. Bannon was Director of Investor Relations for Net 2000 Communications, a publicly-traded telecommunications services firm. From 1987 to 2000, Mr. Bannon was employed at the National Association of Securities Dealers (NASD) and the NASDAQ Stock Market. While at the NASD and NASDAQ, he held management positions with increasing responsibilities in the economic research, market services and institutional investor services organizations. Mr. Bannon received a bachelor’s of science degree in commerce from The University of Virginia and is a holder of the Chartered Financial Analyst designation.

James Bruno has served as our Vice President, Pharmaceutical Sales since December 2003. Since joining Advancis, Mr. Bruno has collaborated with senior management in building the Company’s commercial infrastructure, including the acquisition of Keflex and the launch of Keflex 750. Mr. Bruno has over 20 years of sales and marketing experience, most notably in the area of infectious diseases. Prior to joining Advancis, Mr. Bruno served as vice president, international marketing, at MedImmune from 2000 to 2002, where he was responsible for the international launch of Synagis® and the management of MedImmune’s distribution partners. From 1999 to 2000, Mr. Bruno was international director of infectious disease products at Pharmacia Corporation, where he spearheaded sales, marketing and launch activities for a new class of antibiotics. From 1986 to 1999, Mr. Bruno held a range of sales and marketing positions at SmithKline Beecham Pharmaceuticals, including serving as regional director for infectious disease products where he lead sales and marketing activities throughout Latin America. Mr. Bruno received a B.S. in marketing from St. Joseph’s University and an M.B.A. from Drexel University.

Darren W. Buchwald serves as Vice President, Commercial Development, Sales and Marketing and Corporate Secretary with responsibility for commercial development, marketing, and sales. Since joining Advancis in 2003, Mr. Buchwald has led the Company’s efforts in building commercial capabilities, including the acquisition of Keflex, and preparing for the introduction of its portfolio of antibiotics. He works closely with the senior management team in developing the Company’s overall strategic plan, product portfolio and directing sales and marketing initiatives. Mr. Buchwald has 15 years of experience in the healthcare and pharmaceutical industry with experience in diverse therapeutic areas including infectious disease, oncology, and pain management. Prior to joining Advancis, Mr. Buchwald held positions of increasing responsibility in sales and marketing at Forest Laboratories, Blue Cross Blue Shield of Maryland, Parexel International, and Human Genome Sciences, where he participated in the development, commercialization, and launch of products in several therapeutic classes. Mr. Buchwald has a Bachelors degree from the University of Maryland.

Beth A. Burnside, Ph.D. has served as our Vice President, Pharmaceutical Research since September 2003. Dr. Burnside joined us in August 2002 as senior director, formulation development and was promoted to Vice President, Pharmaceutical Research in August 2003. From 1993 to 2002, Dr. Burnside was employed by Shire Laboratories Inc. While at Shire she held management positions with increasing responsibilities in the pharmaceutics, pharmaceutical development and the advanced drug delivery organizations. As vice president of the advanced drug delivery division, Dr. Burnside assisted in the development of the division’s specialized controlled release and enhanced bioavailability oral delivery formulation and product strategy. Prior to working at Shire, Dr. Burnside gained additional experience at Johnson & Johnson from 1991 to 1992 and at Schering-Plough Research from 1989 to 1991. She received a B.S. in chemistry/mathematics from Muhlenberg College in Allentown, Pennsylvania and an M.S. in organic chemistry and a Ph.D. in physical-organic chemistry from Drexel University.

Susan P. Clausen, Ph.D. has served as our Vice President, Clinical Research and Regulatory Affairs since December 2004. Dr. Clausen joined us as Senior Director, Clinical Research in September 2003. From 1994 to 2003, Dr. Clausen was employed at Shire Pharmaceutical Development. While at Shire, she held management positions with increasing responsibilities in the biopharmaceutical and clinical research organizations. As the senior director of clinical research, Dr. Clausen was responsible for clinical development programs in various therapeutic areas including central nervous system, oncology, virology and gastrointestinal disorders. Prior to working at Shire, Dr. Clausen gained additional experience at TSI/ Mason Research Laboratories and at Harvard Medical School as a post-doctoral research fellow. She received a B.S. (Hons) in Chemistry from University College, Dublin, Ireland, an M.S. in Forensic Science from Strathclyde University, Glasgow, Scotland and a Ph.D. in Forensic Toxicology from the University of Illinois at Chicago.

Donald J. Treacy, Ph.D. has served as our Vice President, Analysis and Pharmaceutical Quality since January 2004. Dr. Treacy joined us in March 2000 as Director of Analytical Research and Development and was promoted to senior director in March 2002. Dr. Treacy has over 14 years of industry experience in product development, analytical chemistry, advanced drug delivery and quality. From 1993 to 2000, Dr. Treacy managed an analytical sciences group at Shire Laboratories Inc. During his career, he has been responsible for all aspects of analytical development and stability, chemistry portions of INDs, NDAs and NDA supplements, as well as FDA inspections. From 1992 to 1993, Dr. Treacy was involved with analytical method development for the National Cancer Institute. Dr. Treacy received a bachelor’s degree in chemistry from Roanoke College and his Ph.D. in analytical chemistry from the University of Maryland.

Sandra E. Wassink has served as our Vice President, Pharmaceutical Development Operations since September 2004. Ms. Wassink joined us as Senior Director, Pharmaceutical Development in May 2000 and was promoted to Vice President, Pharmaceutical Technology in September 2004. Ms. Wassink has over 20 years of industry experience in formulation and development of advanced drug products. From 1992 to 2000, Ms. Wassink managed the Pharmaceutical Technology department at Shire Laboratories, Inc. She was involved in development, scale up, validation and introduction into production of oral solid dose products. Prior to that, Ms. Wassink was involved in formulation development at Schering-Plough Corporation. Ms. Wassink received a bachelor’s degree in biology from Florida State University.

James H. Cavanaugh, Ph.D. has been a director since our inception. Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and Healthcare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and Healthcare Ventures VII, L.P., respectively. Dr. Cavanaugh was previously president of SmithKline and French Laboratories U.S., Inc. from 1985 to 1989 and president of SmithKline Clinical Laboratories from 1981 to 1985. Dr. Cavanaugh serves as chairman of the Board of Directors of Diversa Corporation and Shire Pharmaceuticals Group PLC, and as a Director of MedImmune, Inc. Dr. Cavanaugh previously served on the Board of Directors of the National Venture Capital Association and as trustee emeritus of the California College of Medicine. Dr. Cavanaugh holds a Ph.D. and an M.S. from the University of Iowa and a B.S. from Fairleigh Dickinson University. Dr. Cavanaugh’s term as a director will expire at the 2009 Annual Meeting of Stockholders.

Richard W. Dugan joined our Board of Directors in September 2003. From 1976 to 2002, Mr. Dugan served as a partner for Ernst & Young LLP, where he served in various managing and senior partner positions including Mid-Atlantic Area Senior Partner from 2001 to 2002, Mid-Atlantic Area Managing Partner from 1989 to 2001 and Pittsburgh Office Managing Partner from 1981 to 1989. Mr. Dugan retired from Ernst & Young in 2002. Mr. Dugan currently serves on the Board of Directors of two other publicly-traded companies: Critical Therapeutics, Inc. and Vanda Pharmaceuticals Inc. Mr. Dugan received a B.S.B.A. from Pennsylvania State University. Mr. Dugan’s term as a director will expire at the 2008 Annual Meeting of Stockholders.

Wayne T. Hockmeyer, Ph.D. has been a director since our inception. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. Dr. Hockmeyer became chairman of the Board of Directors in May 1993. He relinquished his position as Chief Executive Officer in October 2000 and now serves as the Chairman of the Board of Directors of MedImmune, Inc. and President of MedImmune Ventures, Inc. Dr. Hockmeyer is a member of the Maryland Economic Development Commission and the Governor’s Workforce Investment Board. He is a member of the Board of Directors of the publicly traded biotechnology companies GenVec, Inc., and Idenix Pharmaceuticals, Inc. and serves on the boards of several educational and philanthropic organizations. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. In 2002, Dr. Hockmeyer was awarded a doctor of science honoris causa from Purdue University. Dr. Hockmeyer’s term as a director will expire at the 2009 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 18, 2007 unless otherwise indicated, regarding the beneficial ownership of our common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our common stock outstanding, (ii) each of the directors and nominees for director, (iii) each officer of the Company named in the summary compensation table and (iv) all of our directors and executive officers and key employees as a group.

Beneficial ownership is calculated in accordance with the rules of the SEC. The number of shares of common stock beneficially owned by each entity named below includes the shares issuable pursuant to stock options or warrants held by such entity, to the extent indicated in the footnotes to the table below. Shares issuable upon exercise of these options or warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

	Shares
	Beneficially Owned
Beneficial Owner(1)	Number	Percent

Five Percent Stockholders:
HealthCare Ventures group(2)	13,111,832	27.40%
Rho Ventures group(3)	6,896,475	14.22%
Millennium group(4)	4,727,532	9.99%
Deerfield group(5)	4,154,381	8.83%
Federated Kaufmann Fund(6)	3,500,000	7.28%
Tang Capital Partners, L.P.(7)	3,325,000	6.93%
Directors and Named Executive Officers:
James H. Cavanaugh, Ph.D.(8)	13,193,906	28.32%
Harold R. Werner(9)	13,193,905	28.32%
Martin A. Vogelbaum(10)	6,200,351	13.31%
Edward M. Rudnic, Ph.D.(11)	1,496,586	3.17%
R. Gordon Douglas, M.D.(12)	155,787	*
Wayne T. Hockmeyer, Ph.D.(13)	100,981	*
Richard W. Dugan(14)	95,053	*
Sandra E. Wassink(15)	254,372	*
Donald J. Treacy, Jr., Ph.D.(16)	221,596	*
Beth A. Burnside, Ph.D.(17)	196,636	*
Robert C. Low(18)	121,650	*
All directors and executive officers as a group (15 persons)(18)	22,491,828	46.22%

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o Advancis Pharmaceutical Corporation, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876.

(2)	Based on a Schedule 13D filed on April 18, 2007, the number of shares includes 3,629,973 shares of Common Stock owned by HealthCare Ventures V, L.P., 6,215,389 shares of Common Stock owned and 512,177 shares of Common Stock issuable upon exercise of warrants by HealthCare Ventures VI, L.P. and 1,975,892 shares of Common Stock owned and 778,401 shares of Common Stock issuable upon exercise of warrants by HealthCare Ventures VII, L.P. The address for the HealthCare Ventures entities is 44 Nassau Street, Princeton, New Jersey 08542.

(3)	Based on a Schedule 13G filed on February 14, 2007 and the private placement completed in April 2007, the number of shares includes 4,330,391 shares of Common Stock owned and 1,955,276 shares of Common Stock issuable upon exercise of warrants held by funds managed by Rho Ventures, 607,374 shares of Common Stock owned or managed by Joshua Ruch by reason of his control over certain entities as well as a trusteeship of a family trust, and 1,717 shares owned by each of Habib Kairouz and Mark Leschly. The address of Rho Ventures is Carnegie Hall Tower, 152 W. 57th Street, 23rd Floor, New York, NY 10019.

(4)	Based on a Schedule 13G filed on April 16, 2007, includes 3,300,000 shares of Common Stock beneficially owned and 765,791 shares of Common Stock issuable upon exercise of warrants by Millennium Partners, and 661,741 shares of Common Stock held by Millenco, L.L.C. The address for the Millennium entities is 666 Fifth Avenue, New York, New York 10103.

(5)	Based on a Schedule 13G filed on February 13, 2007 and the private placement completed in April 2007, includes 1,914,805 shares of Common Stock beneficially owned and 325,163 shares of Common Stock issuable upon exercise of warrants by Deerfield Special Situations Fund International, Limited, 952,650 shares of Common Stock beneficially owned and 162,337 shares of Common Stock issuable upon exercise of warrants by Deerfield Special Situations Fund, L.P., 486,851 shares beneficially owned by Deerfield International Limited, and 312,575 shares held by Deerfield Partners, L.P. The address for the Deerfield entities is 780 Third Avenue, New York, New York 10017.

(6)	The number of shares includes 2,000,000 shares of Common Stock owned and 1,500,000 shares of Common Stock issuable upon exercise of warrants by Federated Kaufmann Fund. The address for Federated Kaufmann Fund is 140 East 45th Street, 43rd Floor, New York, NY 10017

(7)	Based on a Schedule 13D filed on April 9, 2007, the number of shares includes 1,900,000 shares of Common Stock owned and 1,425,000 shares of Common Stock issuable upon exercise of warrants by Tang Capital Partners, LP. The address for Tang Capital Partners, LP is 4401 Eastgate Mall, San Diego, CA 92121.

(8)	Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Partners VII, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P., 6,727,566 shares beneficially owned by HealthCare Ventures VI, L.P. and 2,754,293 shares beneficially owned by HealthCare Ventures VII, L.P., each of which is a venture capital investment affiliate of HealthCare Ventures LLC. Dr. Cavanaugh disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Dr. Cavanaugh’s beneficially owned shares also include 40,000 shares issuable upon exercise of options that are exercisable within 60 days. Dr. Cavanaugh’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(9)	Mr. Werner is a general partner of HealthCare Partners V, L.P., HealthCare Partners VI, L.P. and HealthCare Partners VII, L.P., which are the general partners of HealthCare Ventures V, L.P., HealthCare Ventures VI, L.P. and HealthCare Partners VII, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P., 6,727,566 shares beneficially owned by HealthCare Ventures VI, L.P. and 2,754,293 shares beneficially owned by HealthCare Ventures VII, L.P., each of which is a venture capital investment affiliate of Healthcare Ventures LLC. Mr. Werner disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Mr. Werner’s beneficially owned shares also include 13,523 shares held by the Werner Family Investment Limited Partnership and 40,000 shares issuable upon exercise of options that are exercisable within 60 days. Mr. Werner’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(10)	Mr. Vogelbaum is a member of the general partner of Rho Ventures V, L.P. and a member of the managing member of Rho Ventures V Affiliates, L.L.C. The number of shares includes 3,874,863 shares of Common Stock and warrants to purchase 1,797,459 shares of Common Stock owned by Rho Ventures V, L.P. and 340,212 shares of Common Stock and warrants to purchase 157,817 shares of Common Stock owned by Rho Ventures V Affiliates, L.L.C. Mr. Vogelbaum disclaims beneficial ownership of the shares owned by Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. except to the extent of his proportionate pecuniary interest therein. Also includes 30,000 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, may be subject to vesting. Mr. Vogelbaum’s address is c/o Rho Ventures, Carnegie Hall Tower, 152 W. 57th Street, 23rd Floor, New York, NY 10019.

(11)	Includes 660,761 shares issuable upon exercise of options that are exercisable within 60 days. Also includes 136,606 shares held in trust for the benefit of Dr. Rudnic, 136,606 shares held in trust for the benefit of Elizabeth Rudnic, the spouse of Dr. Rudnic, and an aggregate of 174,854 shares held in two trusts for the benefit of Dr. Rudnic’s daughters. Dr. Rudnic disclaims beneficial ownership of all shares held in trust for the benefit of Mrs. Rudnic and his daughters.

(12)	Includes 105,517 shares issuable upon exercise of options that are exercisable within 60 days.

(13)	Includes 87,321 shares issuable upon exercise of options that are exercisable within 60 days.

(14)	Includes 90,053 shares issuable upon exercise of options that are exercisable within 60 days.

(15)	Includes 194,267 shares issuable upon exercise of options that are exercisable within 60 days. Includes 38,249 shares held in trust for Mrs. Wassink’s spouse and her descendants.

(16)	Includes 217,498 shares issuable upon exercise of options that are exercisable within 60 days.

(17)	Includes 187,074 shares issuable upon exercise of options that are exercisable within 60 days.

(18)	Includes 86,560 shares issuable upon exercise of options that are exercisable within 60 days.

(19)	Includes 13,111,832 shares beneficially owned by HealthCare Ventures group that are attributed to Dr. Cavanaugh and Mr. Werner and 6,170,351 shares beneficially owned by Rho Ventures group that are attributed to Mr. Vogelbaum. Also includes 2,090,721 shares issuable upon exercise of options that are exercisable within 60 days.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation discussion and analysis

This section discusses our executive compensation philosophy and the factors used to make decisions regarding executive compensation. It provides qualitative information regarding the process in which compensation is earned by and awarded to our executive officers.

Our compensation philosophy is designed to promote the Company’s ability to successfully attract and retain highly qualified and motivated executives; to provide compensation levels and programs that are competitive with comparably sized pharmaceutical and biotechnology companies across the U.S.; to align the interests of executives with shareholders; and to reward executives with incentives that are closely linked to a balance of the Company’s short and long-term performance goals. Our executives’ compensation has three components — salary, annual incentive bonus, and annual stock option awards. We provide our executives benefits consistent with those provided to employees at all levels within the organization (i.e., medical, dental, vision, life insurance, etc.). Executives are paid a fixed base salary which is determined by various methods including review of base salaries of executives at similarly situated private and public companies through participation in industry executive compensation surveys; review of proxy data; contracting with Towers Perrin, a global professional services firm specializing in executive compensation, to review compensation data and methodologies obtained from companies within our industry; and ongoing review of individual contribution and performance. Executive salaries are typically set for the period from March 1st through February 28th of the following year. Annual incentive bonuses are based in part on overall Company performance and the executive’s contribution and performance over the past year. Annual stock option grants are also reviewed and compared to proxy data, and are awarded based on this information along with the executive’s individual contribution and overall performance.

The Compensation Committee of our Board of Directors, which hired the executive compensation consultants, reviews total executive compensation on an annual basis. We determine the appropriate level of compensation for each executive based on individual contribution and performance, internal equity and consistency, survey data, and the tools described above. We believe that, as is common in the biotechnology sector, stock option awards are a significant motivator in attracting and retaining executives, and that salary and cash incentive bonuses are primary considerations.

Our Compensation Committee performs an annual strategic review of our executive officers’ cash compensation and share and option holdings to determine whether they provide adequate incentives and motivation, and to determine whether they adequately compensate our executive officers based on the criteria outlined above. Our Compensation Committee’s most recent review occurred in January 2007, and utilized a report from Towers Perrin as well as the sources described above. Compensation Committee meetings typically include the members of the Committee as well as the President & Chief Executive Officer, and the Director of Human Resources.

The Compensation Committee also assists the Board of Directors in establishing the corporate goals and objectives and recommends Chief Executive Officer compensation to the other Board members for approval.

We account for the equity compensation expense for our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. It is not presently anticipated that any executive officer’s annual cash compensation will exceed $1 million, and the Company has accordingly not made plans to qualify for compensation deductions under Section 162(m) of the Internal Revenue Code.

Benchmarking of base compensation and equity holdings

At its January 2007 meeting, our Compensation Committee awarded executive officers’ salaries, cash incentive bonuses and equity holdings at or near the median of executives with similar roles at comparable pre-public and recently public companies. This median was derived based on a report we obtained from Towers Perrin. The report compared our executive compensation with that of a large sample of biotech companies comprised of near-commercial/commercial companies with approximately 50-250 employees, biotech companies that have gone public since 2003, and other late development stage companies with approximately 50-250 employees. Various factors such as geography, employee headcount, research and development expenses, capitalization, product candidate pipeline, and therapeutic focus were considered.

We believe that, given the industry in which we operate and the corporate culture we have created, our compensation levels are sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Equity compensation

Executive officers have historically been eligible for stock option awards on an annual basis. Annual Stock Option grants typically vest on a monthly basis over a four-year vesting period, subject to the recipient’s continued employment with the Company. Newly hired executive officers have historically received new hire stock option grants which typically vest 25% on the first anniversary of the grant date, and monthly thereafter through the fourth year.

We do not have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee makes recommendations for its President & Chief Executive Officer to the full Board of Directors for approval. All option grants are made at the closing price on the day prior to the date of grant.

Cash incentive bonuses

Annual cash incentive bonuses for our executives are established by the Compensation Committee and made a part of our Target Bonus Schedule for that year. This schedule provides that the executive will receive a cash incentive bonus determined in the discretion of our Board of Directors, with a target bonus amount specified for that executive based on individualized objective and subjective criteria. These criteria are established and approved by the Compensation Committee on an annual basis, and include specific objectives relating to the achievement of clinical, regulatory, business and/or financial milestones. Target cash bonus for the President & Chief Executive Officer is reviewed separately and a recommendation for approval submitted by the Compensation Committee to the full Board of Directors for final approval. The target cash incentive bonus amount for Edward M. Rudnic, Ph.D.,

President and Chief Executive Officer is 50% of base salary and all other officers of the Company is 25% of base salary.

Severance and change in control benefits

Each of our executives has a provision in his employment agreement providing for certain severance benefits in the event of termination without cause, as well as a provision providing for the acceleration of his then unvested options following a change in control of the Company. Under provisions of the employment agreement the Company has the right to terminate the executive’s employment at any time, for any reason or no reason, with or without cause. If the executive is terminated without cause, or within 12 months after a Change in Control, he is entitled to 12 months severance, or in the case of Dr. Rudnic 24 months severance, and reimbursement of the cost of benefits continuation under the Consolidated Omnibus Benefits Reconciliation Act (“COBRA”) payable by the Company over the period of such entitlement. All payments are conditioned upon the executive honoring the covenants contained in the Confidentiality, Non-Competition and Invention Assignment Agreements and executing a release of all claims arising from the executive’s employment with the Company.

Other benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. There are no special benefits or perquisites provided to any executive officer in 2006.

Compensation for the President & Chief Executive Officer

Edward M. Rudnic, Ph.D. founded Advancis Pharmaceutical Corporation in December 1999, and has served as the President & Chief Executive Officer and a member of the Board of Directors since that time. He served as Chairman of the Board from May 2004 until February 2006. The Compensation Committee used the executive compensation strategies outlined above to determine their recommendation for Dr. Rudnic’s fiscal year 2006 compensation. Dr. Rudnic’s total compensation reflects a consideration of both competitive market information and the Company’s performance.

The Compensation Committee reviewed materials provided by Towers Perrin, surveying total direct compensation for Chief Executive Officers of the group of companies used for comparison purposes. Based on this information, the Compensation Committee made a recommendation to the full Board of Directors for a competitive cash-based and equity-based compensation package. As a result of this review, the Compensation Committee determined a mix of base salary and bonus opportunity, along with an equity position to align Dr. Rudnic’s compensation with the performance of the Company.

In 2006 Dr. Rudnic received total salary of $397,467 and a performance based cash incentive bonus of $170,000, 85% of target, after the company achieved certain goals as determined by the Board of Directors. Dr. Rudnic’s current salary, effective March 1, 2007 is $416,000 per year.

Dr. Rudnic is eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. There are no special benefits or perquisites provided to Dr. Rudnic in 2006 or 2007.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K and included in this proxy statement on Schedule 14A.

Members of the Compensation Committee
of the Board of Directors

Wayne T. Hockmeyer, Ph.D.
R. Gordon Douglas, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee. See “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following table contains summary information concerning annual compensation for the fiscal year ended December 31, 2006 for our named executive officers.

				Stock
				Option
		Salary	Bonus	Awards	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)

Edward M. Rudnic, Ph.D.	2006	$397,467	$170,000	$777,873	$1,345,340
President, Chief Executive Officer and Director
Robert C. Low	2006	239,115	55,500	136,113	430,728
Vice President, Finance, Chief Financial Officer and Treasurer
Beth A. Burnside Ph.D.	2006	229,167	53,419	160,842	443,428
Vice President, Pharmaceutical Research
Donald J. Treacy, Jr., Ph.D.	2006	227,260	53,015	139,855	420,130
Vice President, Analysis & Pharmaceutical Quality
Sandra E. Wassink	2006	228,165	60,464	171,927	460,556
Vice President, Pharmaceutical Development Operations

(1)	Officer salaries are typically set for the period from March 1st through February 28th of the following year.

(2)	Amount reflects the compensation cost for the year ended December 31, 2006 for financial reporting purposes of the named executive officer’s stock options, calculated in accordance with SFAS 123R using a Black-Scholes valuation model and includes amounts from awards granted in and prior to 2006. See the Company’s Annual Report on Form 10-K for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of our equity awards.

Grants of Plan-Based Awards Table

The following table sets forth each equity award granted to the Company’s named executive officers during the year ended December 31, 2006. No stock options were repriced or materially modified during the fiscal year.

		Number of	Exercise or
		Securities	Base Price
		Underlying	of Stock Option	Grant Date Fair
	Grant	Stock Options	Awards	Value of Stock Option
Name	Date	(#)	($/Sh)	Awards ($) Note(1)

Edward M. Rudnic, Ph.D.	2/2/06	100,000	$1.79	$125,000
Robert C. Low	1/25/06	50,000	$1.48	51,500
	10/17/06	25,000	$4.67	82,000
Beth A. Burnside, Ph.D.	1/25/06	50,000	$1.48	51,500
Donald J. Treacy, Jr., Ph.D.	1/25/06	50,000	$1.48	51,500
Sandra E. Wassink	1/25/06	50,000	$1.48	51,500

(1)	Represents the fair value of each stock option as of the date it was granted, in accordance with SFAS 123R and using a Black-Scholes valuation model. See the Company’s Annual Report on Form 10-K for a discussion of assumptions made by the Company in determining SFAS 123R values and compensation costs of our equity awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006.

	Stock Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Stock Option
	Unexercised	Unexercised		Exercise	Stock Option
	Stock Options	Stock Options		Price	Expiration
Name	(#)	(#)		($)	Date
	Vested and	Unvested and
	Exercisable	Unexercisable

Edward M. Rudnic, Ph.D.	—	40,984	(1)	$0.62	6/3/13
	316,654	83,346	(2)	10.00	10/15/13
	106,250	43,750	(2)	8.45	2/24/14
	68,750	81,250	(2)	4.55	1/27/15
	20,833	79,167	(2)	1.79	2/1/16

	512,487	328,497

Robert C. Low	—	6,831	(1)	1.41	9/1/13
	5,416	14,584	(2)	1.36	10/25/15
	1,041	23,959	(2)	4.67	10/16/16
	17,500	12,500	(2)	8.40	9/14/14
	20,000	—	(3)	0.93	9/6/15
	11,458	38,542	(2)	1.48	1/24/16
	10,000	20,000	(2)	4.80	5/24/15

	65,415	116,416

Beth A. Burnside, Ph.D.	28,687	—	(1)	0.62	8/13/12
	16,392	5,464	(1)	1.41	9/1/13
	16,392	5,464	(1)	1.41	9/1/13
	35,394	14,606	(2)	8.45	2/24/14

	Stock Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Stock Option
	Unexercised	Unexercised		Exercise	Stock Option
	Stock Options	Stock Options		Price	Expiration
Name	(#)	(#)		($)	Date
	Vested and	Unvested and
	Exercisable	Unexercisable

	22,916	27,084	(2)	4.05	1/23/15
	15,006	—	(3)	0.93	9/6/15
	20,000	—	(3)	0.93	9/6/15
	11,458	38,542	(2)	1.48	1/24/16

	166,245	91,160

Donald J. Treacy, Jr., Ph.D.	16,392	—	(1)	0.35	3/7/11
	21,856	—	(1)	0.42	4/23/11
	16,392	—	(1)	0.62	2/12/12
	16,392	5,464	(1)	0.62	6/3/13
	8,626	2,302	(2)	10.00	10/15/13
	35,394	14,606	(2)	8.45	2/24/14
	22,916	27,084	(2)	4.05	1/23/15
	20,000	—	(3)	0.93	9/6/15
	20,000	—	(3)	0.93	9/6/15
	11,458	38,542	(2)	1.48	1/24/16

	189,426	87,998

Sandra E. Wassink	12,294	—	(1)	0.62	4/8/12
	16,392	5,464	(1)	0.62	6/3/13
	28,686	9,563	(1)	1.41	9/1/13
	35,394	14,606	(2)	8.45	2/24/14
	22,916	27,084	(2)	4.05	1/23/15
	20,000	—	(3)	0.93	9/6/15
	20,000	—	(3)	0.93	9/6/15
	11,458	38,542	(2)	1.48	1/24/16

	167,140	95,259

(1)  Stock option vests 25% on each of the four anniversaries of the grant date, assuming continued employment.

(2)  Stock option vests at the rate of 1/48th of the shares each month from the date of grant, assuming continued employment.

(3)  Stock option vested one year from date of grant.

Option Exercises and Stock Vested Table

The following table shows the number of shares acquired upon exercise of stock options by each named executive officer during the year ended December 31, 2006. The Company has not issued shares of restricted stock to the named executive officers.

	Stock Option Awards
	Number of
	Shares	Value
	Acquired on	Realized
	Exercise	on Exercise
Name	(#)	($)(1)

Edward M. Rudnic, Ph.D.	221,299	$285,901
Robert C. Low	20,490	60,446
Beth A. Burnside, Ph.D.	4,994	15,991
Donald J. Treacy, Jr., Ph.D.	12,294	47,356
Sandra E. Wassink	17,758	28,809

(1)  Value realized represents market value of the stock on the date of exercise less the exercise price paid.

Pension benefits table and Nonqualified deferred compensation table

The company provides an employee contributory 401(k) plan and does not otherwise provide retirement benefits or deferred compensation. The company has discretion to match contributions made by the employees. To date, no matching contributions have been made by the company.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below.

	Before Change	After Change
	in Control	in Control			Death
	Termination	Termination	Voluntary	Termination	or
	w/o Cause	w/o Cause	Termination	for Cause	Disability

Edward M. Rudnic, Ph.D.
Base Salary(1)	$800,000	$800,000	—	—	$800,000
Performance Bonus	200,000	200,000	—	—	200,000
Stock Options(2)	—	302,671	—	—	302,671
Health Care	34,704	34,704	—	—	—

Total	$1,034,704	$1,337,375	$—	$—	$1,302,671

Robert C. Low
Base Salary(1)	$240,000	$240,000	—	—	$240,000
Performance Bonus	60,000	60,000	—	—	60,000
Stock Options(2)	—	147,924	—	—	147,924
Health Care	11,693	11,693	—	—	—

Total	$311,693	$459,617	$—	$—	$447,924

Beth A. Burnside, Ph.D.
Base Salary(1)	$231,000	$231,000	—	—	$231,000
Performance Bonus	57,750	57,750	—	—	57,750
Stock Options(2)	—	120,977	—	—	120,977
Health Care	17,352	17,352	—	—	—

Total	$306,102	$427,079	$—	$—	$409,727

Donald J. Treacy, Ph.D.
Base Salary(1)	$229,252	$229,252	—	—	$229,252
Performance Bonus	57,313	57,313	—	—	57,313
Stock Options(2)	—	111,634	—	—	111,634
Health Care	17,352	17,352	—	—	—

Total	$303,917	$415,551	$—	$—	$398,199

Sandra E. Wassink
Base Salary(1)	$230,338	$230,338	—	—	$230,338
Performance Bonus	57,585	57,585	—	—	57,585
Stock Options(2)	—	135,541	—	—	135,541
Health Care	17,352	17,352	—	—	—

Total	$305,275	$440,816	$—	$—	$423,464

(1)	For this table we assumed the named executive officer was terminated as of December 31, 2006. Each named executive officer was granted an increase in salary effective March 1, 2007.

(2)	Vesting of outstanding unvested stock options is accelerated in the event of termination within one year following a Change-in-Control or in the event of total and permanent disability or death. The aggregate intrinsic amount is equal to the market value of our stock which was $3.91 on December 31, 2006 less the exercise price multiplied by the number of unvested options.

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under our equity compensation plans as of December 31, 2006.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights (1)	Warrants and Rights	in First Column)

Equity compensation plans approved by security holders	2,574,111	$4.86	1,756,481
Equity compensation plans not approved by security holders	—	—	—

Total	2,574,111		1,756,481

(1)	Does not include warrants to purchase 2,396,357 shares of common stock at an exercise price of $4.78 per share issued in connection with a private placement completed in April 2005 or warrants to purchase 7,616,250 shares of common stock at an exercise price of $2.27 per share issued in connection with a private placement completed in April 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officer

In October 2001, we provided loans to Dr. Rudnic, our President and Chief Executive Officer, and two trusts affiliated with Dr. Rudnic, that are evidenced by full recourse notes in the aggregate principal amount of $121,500. The notes bear interest at a fixed annual interest rate of 5.5%, with the interest payable annually, and matured in October 2006. The proceeds from these notes were used to exercise options to purchase 295,069 shares of our common stock. The loans are secured by 295,069 shares of our common stock issued to Dr. Rudnic and the two trusts, plus any additional shares purchased by these holders. Following exercise, Dr. Rudnic transferred by gift a total of 38,250 shares of our common stock to five family members and two other individuals. The shares of common stock remained pledged to secure the loans to Dr. Rudnic. In October 2006 Dr. Rudnic repaid the loans in full.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. The Company has reviewed such reports received by it and written representations from its directors and executive officers. Based solely on such review, the Company believes that the Form 4 report with respect to options granted in January 2006 to Mr. Low was filed two days late, and the Form 4 report with respect to options granted in May 2006 to Dr. Douglas was filed one day late.

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total return resulting from a hypothetical $100 investment in our common stock on October 16, 2003, the date of our initial public offering, through December 31, 2006. Advancis stock price performance over this period is compared to the same amount invested in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index over the same period (in each case, assuming reinvestment of dividends). This graph is presented as required by SEC rules. Past performance might not be indicative of future results. While total stockholder return can be an important indicator of corporate performance, we believe it is not necessarily indicative of our corporation’s degree of success in executing our business plan, particularly over short periods.

	10/16/03	12/31/03	12/31/04	12/31/05	12/31/06

Advancis Pharmaceutical Corp.	$100.00	$75.00	$38.20	$13.80	$39.10
Nasdaq Stock Market (U.S.) Index	$100.00	$102.66	$111.72	$114.10	$125.35
Nasdaq Pharmaceutical Index	$100.00	$99.75	$106.24	$116.99	$114.51

FORM 10-K

The Company will provide without charge a copy of the company’s Annual Report on form 10-K for the fiscal year ended December 31, 2006, including financial statements and schedules, to each of the Company’s stockholders of record on March 26, 2007, and to each beneficial owner of common stock on that date, upon receipt of a written request. Written requests may be mailed to Investor Relations, Advancis Pharmaceutical Corporation, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876. In the event that exhibits to such form 10-K are requested, a fee will be charged for reproduction of such exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. The company’s filings with the SEC are available without charge on the company’s website, www.advancispharm.com, as soon as reasonably practicable after filing.

STOCKHOLDER PROPOSALS

The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing to the Company no later than December 26, 2007. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of the Company and must be delivered to the Company at its principal executive offices in Germantown, Maryland.

Pursuant to the Company’s Amended and Restated By-Laws, any stockholder proposal or director nomination for our 2008 annual meeting that is submitted will be considered “untimely” if we receive it before January 24, 2008, or after February 23, 2008 and thus, may be excluded from consideration at our 2008 Annual Meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. Because the Company utilizes the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless the Company receives contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies by contacting us in writing to the Company c/o the Corporate Secretary at the Company’s corporate headquarters. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

If you are a beneficial owner (for example, you hold your shares in a brokerage or custody account), you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

OTHER BUSINESS

The Board of Directors of the Company knows of no other business to be acted upon at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President and Chief Executive Officer

April 27, 2007

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

APPENDIX A

AMENDED AND RESTATED
ADVANCIS PHARMACEUTICAL CORPORATION
STOCK INCENTIVE PLAN

1.	Establishment, Purpose and Types of Awards

ADVANCIS PHARMACEUTICAL CORPORATION, a Delaware corporation (the “Company”), hereby establishes the AMENDED AND RESTATED ADVANCIS PHARMACEUTICAL CORPORATION STOCK INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons. This Plan is a continuation, and amendment and restatement, of the Company’s Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan, the provisions of which shall continue to control with respect to any options or stock awards outstanding thereunder to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes and to preserve the status of any options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2.	Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” means the Board, the Compensation Committee of the Board or such other committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) “Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means: (i) the acquisition (other than from the Company), in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 33% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding Company Voting Stock; (ii) the closing of a sale or other conveyance of assets representing 50% or more of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions); (iii) the dissolution or liquidation of the Company; (iv) a change in the composition of the Company’s Board of Directors, as a result of which, fewer than one-half of the incumbent directors after such change are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected, or nominated for election, to the Board of Directors with the approval of at least a majority of the directors who had been the Company’s directors 24 months prior to such change and who were still in office at the time of the election or nomination; or (v) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held a majority of the Company Voting Stock; provided, however, that a Change in Control shall not include (X) a public offering of capital stock of the Company; (Y) any distribution of capital stock of the Company by a partnership or limited liability company to a partner of such partnership or member of such limited liability company in respect of the interest of such partner or member and without the payment of additional consideration; or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of any of the current or former executive officers of the Company or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g) “Common Stock” means shares of common stock of the Company, par value of one cent ($0.01) per share.

(h) “Company Voting Stock” means securities of the Company entitled to vote generally in the election of directors.

(i) “Eligible Director” means a director of the Company who is not an employee of the Company or any Affiliate.

(j) “Fair Market Value” means, with respect to a share of the Company’s Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(j) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

(k) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(l) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company or by Affiliates controlled by the Company, or an underwriter of the Common Stock in a registered public offering.

3.	Administration

(a) Administration of the Plan.  The Plan shall be administered by the Board or by the Compensation Committee of the Board or such other committee or committees as may be appointed by the Board from time to time. To the extent allowed by applicable state law, the Board by resolution may authorize an officer or officers to grant Awards (other than Stock Awards) to other officers and employees of the Company and its Affiliates, and, to the extent of such authorization, such officer or officers shall be the Administrator.

(b) Powers of the Administrator.  The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) except for Awards granted pursuant to Section 6(a)(ii), determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend, renew or reprice outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

Awards to Eligible Directors, as provided in Section 6(a)(ii), shall be automatic and nondiscretionary to the extent provided in Section 6(a)(ii).

(c) Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e) Indemnification.  To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f) Effect of Administrator’s Decision.  All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	Shares Available for the Plan; Maximum Awards

Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 9,348,182 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased at or below cost by or surrendered to the Company in connection with any

Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or repurchased or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 1,000,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.	Participation

Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

6.	Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a) Stock Options.

(i) The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company, and any other persons who are eligible to receive incentive stock options within the meaning of Code section 422. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

(ii) Notwithstanding anything in the Plan to the contrary, automatic options grants shall be made under this Plan to Eligible Directors as follows:

(A) Each person who first becomes an Eligible Director after September 2, 2003 shall be granted an option to purchase 30,000 shares of Common Stock (the “Initial Grant”) on the date on which he or she is initially elected or appointed to the Board.

(B) Each Eligible Director shall be granted an additional option to purchase 20,000 shares of Common Stock, or an option to purchase 30,000 shares of common stock to the chairman of the board of directors if he or she is a non-employee director, (an “Annual Grant”) on the date of each annual general stockholders’ meeting at which members of the Board are elected or re-elected, provided however, that he or she continues to serve as an Eligible Director immediately following the meeting.

(C) The exercise price per share for each option granted under this Section 6(a)(ii) shall be the Fair Market Value per share of Common Stock on the date of grant of the option. For purposes of the immediately preceding sentence, Fair Market Value shall mean, at any time when the Common Stock is listed on the Nasdaq National Market or a similar national exchange or market, the closing price per share of the Company’s Common Stock on the Nasdaq National Market, or the principal exchange or market on which the Common Stock is then listed, on the date of grant, and if no such price is reported on such date, such price as reported on the nearest preceding date on which such price is reported.

(D) Each Initial Grant shall vest in 36 equal, monthly installments, in arrears, beginning immediately following the grant date. Each Annual Grant shall vest in 12 equal, monthly installments, in arrears, beginning immediately following the grant date. No option granted to an Eligible Director under this Section 6(a)(ii) shall become vested with respect to any shares of Common Stock after the date on which such Eligible Director ceases to serve as a member of the Board. An option granted to an Eligible Director under this Section 6(a)(ii) may be exercised from time to time, in whole or in part, prior to the earlier of (x) 180 days after a grantee ceases to serve as a Director (one year if the grantee ceases to serve because of his or her death or permanent and total disability) or (y) the tenth anniversary of the date of grant.

(E) In the event of a Change in Control, any outstanding options granted pursuant to this Section 6(a)(ii) prior to the date of such Change in Control shall be 100% vested and exercisable on the date of, and immediately before, such Change in Control.

(F) Options granted under this Section 6(a)(ii) may be exercised only by notice (in a form prescribed by or acceptable to the Company) to the Company at its principal executive office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned that are “mature” shares under Generally Accepted Accounting Standards of the United States and having a Fair Market Value equal in amount to the exercise price of the option being exercised, or a combination thereof.

(b) Stock Appreciation Rights.  The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c) Stock Awards.

(i) The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(ii) The Administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Code Section 162(m). The grant of, or lapse of restrictions with respect to, such performance-based stock awards shall be based upon one or more Performance Measures and objective performance targets to be attained relative to those Performance Measures, all as determined by the Administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained.

“Performance Measures” shall mean criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.

(d) Phantom Stock.  The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e) Performance Awards.  In addition to the Awards described in Section 6(c)(ii), the Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(f) Other Stock-Based Awards.  The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.	Miscellaneous

(a) Withholding of Taxes.  Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b) Loans.  To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d) Adjustments; Business Combinations.

(i) Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Company, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 of the Plan, (B) the number of shares with respect to which Awards are to be granted as provided in Section 6(a)(ii), and (C) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii) In the event of any other changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, in its discretion and without the consent of holders of Awards, shall make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 and 6(a)(ii) of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

(iii) The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.

(e) Substitution of Awards in Mergers and Acquisitions.  Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f) Termination, Amendment and Modification of the Plan.  The Board or the Administrator may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(g) Non-Guarantee of Employment or Service.  Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Governing Law.  The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

(j) Effective Date; Termination Date.  The Plan was originally effective on May 17, 2000. As amended and restated herein, the effective date of the Plan is February 1, 2007. No Award shall be granted under the Plan after October 6, 2013. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Plan History

Date Approved by the Board:	Original Plan: May 17, 2000 (as amended March 8, 2001; July 20, 2001; October 25, 2001; April 9, 2002; September 2, 2003).

Amended and Restated Plan (first): October 7, 2003

Amended and Restated Plan (second): March 31, 2004

Amended and Restated Plan (third): April 12, 2005

Amended and Restated Plan (fourth): February 1, 2007

Date Approved by the Stockholders:	Original Plan: September 18, 2000 (as amended March 8, 2001, July 20, 2001; October 25, 2001; April 9, 2002; September 2, 2003).

Amended and Restated Plan (first): October 7, 2003

Amended and Restated Plan (second): June 3, 2004

Amended and Restated Plan (third): May 25, 2005

Amended and Restated Plan (fourth):

ADVANCIS PHARMACEUTICAL CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS to be held May 21, 2007 The undersigned hereby appoints EDWARD M. RUDNIC, Ph.D. and ROBERT C. LOW, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Advancis Pharmaceutical Corporation (the “Company”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on Monday, May 21, 2007 at 3:00 p.m., ET, local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby acknowledges receipt of a copy of the Company’s 2006 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” EACH OF THE OTHER PROPOSALS. (Continued and to be signed on the reverse side.) COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF ADVANCIS PHARMACEUTICAL CORPORATION May 21, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20333000000000000000 6 052107 THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES AND “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect three directors for a three-year term ending in 2010. 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. NOMINEES: 3. To approve the proposed Amended and Restated Advancis FOR ALL NOMINEES O R. Gordon Douglas, M.D. Pharmaceutical Corporation Stock Incentive Plan. O Harold R. Werner O Martin A. Vogelbaum 4. To conduct such other business as may properly come before the meeting and any WITHHOLD AUTHORITY FOR ALL NOMINEES adjournments thereof. The Board of Directors of the Company has fixed the close of business on March 26, FOR ALL EXCEPT 2007 as the record date for determining stockholders of the Company entitled to (See instructions below) notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting. All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. You may also transmit your proxy by use of any touch-tone INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” telephone or electronically via a secure Internet website, as described on the and fill in the circle next to each nominee you wish to withhold, as shown here: accompanying form of proxy. Please note that in order to record your vote, you must either return the accompanying form of proxy or transmit your voting instructions telephonically or via the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF ADVANCIS PHARMACEUTICAL CORPORATION May 21, 2007 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR — COMPANY NUMBER TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card ACCOUNT NUMBER available when you call. - OR — INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20333000000000000000 6 052107 THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES AND “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect three directors for a three-year term ending in 2010. 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. NOMINEES: 3. To approve the proposed Amended and Restated Advancis FOR ALL NOMINEES O R. Gordon Douglas, M.D. Pharmaceutical Corporation Stock Incentive Plan. O Harold R. Werner 4. To conduct such other business as may properly come before the meeting and any WITHHOLD AUTHORITY O Martin A. Vogelbaum adjournments thereof. FOR ALL NOMINEES The Board of Directors of the Company has fixed the close of business on March 26, FOR ALL EXCEPT 2007 as the record date for determining stockholders of the Company entitled to (See instructions below) notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting. All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. You may also transmit your proxy by use of any touch-tone telephone or electronically via a secure Internet website, as described on the INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” accompanying form of proxy. Please note that in order to record your vote, you and fill in the circle next to each nominee you wish to withhold, as shown here: must either return the accompanying form of proxy or transmit your voting instructions telephonically or via the Internet. The proxy is revocable by you at any time prior to its exercise, regardless of the manner used to transmit your voting instructions. The prompt communication of your voting instructions via any JOHN SMITH of the designated methods will be of assistance in preparing for the meeting, and your cooperation in this respect will be appreciated. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such .. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.